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                                   EXHIBIT 2.1
                               PLAN OF CONVERSION


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                               PLAN OF CONVERSION

                                       OF

                         THE IBERVILLE BUILDING AND LOAN

                                   ASSOCIATION


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                                TABLE OF CONTENTS


SECTION
NUMBER                                                                                                     PAGE
   1.   Introduction.........................................................................................2
   2.   Definitions..........................................................................................3
   3.   General Procedure for the Conversion.................................................................7
   4.   Total Number of Shares and Purchase Price of Conversion Stock........................................8
   5.   Subscription Rights of Eligible Account Holders .....................................................9
   6.   Subscription Rights of the Tax-Qualified Employee Stock Benefit Plans................................10
   7.   Subscription Rights of Supplemental Eligible Account Holders.........................................11
   8.   Subscription Rights of Other Members.................................................................12
   9.   Subscription Rights of Directors, Officers and Employees.............................................12
  10.   Community Offering, Syndicated Community Offering and Other Offerings................................13
  11.   Limitations on Subscriptions and Purchases of Conversion Stock.......................................15
  12.   Timing of Subscription Offering, Manner of Exercising Subscription
          Rights and Order Forms.............................................................................17
  13.   Payment for Conversion Stock.........................................................................18
  14.   Account Holders in Nonqualified States or Foreign Countries..........................................19
  15.   Voting Rights of Stockholders........................................................................20
  16.   Liquidation Account..................................................................................20
  17.   Transfer of Deposit Accounts.........................................................................22
  18.   Requirements Following Conversion for Registration,
          Market Making and Stock Exchange Listing...........................................................22
  19.   Directors and Officers of the Association............................................................22
  20.   Requirements for Stock Purchases by Directors and Officers Following
         the Conversion......................................................................................22
  21.   Restrictions on Transfer of Stock....................................................................23
  22.   Restrictions on Acquisition of Stock of the Holding Company..........................................23
  23.   Adoption of Capital Stock Articles of Incorporation and Bylaws.......................................24
  24.   Tax Rulings or Opinions..............................................................................24
  25.   Stock Compensation Plans and Employment Agreements...................................................24
  26.   Dividend and Repurchase Restrictions on Stock........................................................25
  27.   Payment of Fees to Brokers...........................................................................26
  28.   Effective Date.......................................................................................26
  29.   Amendment or Termination of the Plan.................................................................26
  30.   Interpretation of the Plan...........................................................................26

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                                        1

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                               PLAN OF CONVERSION
                                       OF
                   THE IBERVILLE BUILDING AND LOAN ASSOCIATION

1.       INTRODUCTION.

         For purposes of this section, all capitalized terms have the meanings ascribed to them in Section 2.

         On April 7, 1998, the Board of Directors of Iberville Building & Loan
Association, Plaquemine, Louisiana, adopted this Plan of the Conversion, which provides for the conversion of the Association from a Louisiana-chartered mutual savings and loan association to a Louisiana-chartered stock savings and loan association to be known as "The Iberville Building and Loan Association" (the
"Association", in its mutual or stock form, as the sense of the reference requires) and the concurrent issuance of its capital stock to IBL Bancorp, Inc.
(the "Holding Company"). This Plan provides that non-transferable subscription rights to purchase Conversion Stock will be offered first to Eligible Account
Holders of record as of the Eligibility Record Date, then to Tax-Qualified
Employee Stock Benefit Plans, then to Supplemental Eligible Account Holders, if applicable, then to Other Members, and then to Directors, Officers and Employees. Shares of Conversion Stock remaining unsold after the Subscription
Offering, if any, will be offered for sale to the public through a Community
Offering and/or Syndicated Community Offering, as determined by the Boards of Directors of the Holding Company and the Association in their sole discretion.

         The Conversion is intended to provide a larger capital base to support the Association's lending and investment activities, possible diversification into other related financial services activities and future growth through possible branch acquisitions. In addition, the Conversion is intended to further enhance the Association's capabilities to serve the borrowing and other financial needs of the communities it serves. The use of the Holding Company will provide greater organizational flexibility and possible diversification.

         In adopting this Plan of the Conversion, the Board of Directors of the Association determined that the Conversion was advisable and in the best interests of its Members and the Association and further determined that the interests of certain holders of its Deposit Accounts in the net worth of the Association would be equitably provided for and that the Conversion would not have any adverse impact on the reserves and net worth of the Association.

         This Plan is subject to the approval of the Office of Thrift
Supervision ("OTS") and the Louisiana Office of Financial Institutions ("OFI") and must be adopted by a majority of the total number of votes eligible to be cast by Voting Members of the Association at a Special Meeting to be called for that purpose.

                                        2

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         Each holder of a Deposit Account in the Association prior to the
Conversion will continue to hold an account with an identical balance in the converted Association. In addition, the converted Association will succeed to all of the rights, interests, duties, and obligations of the present
Association, including all rights and interests in and to its assets and properties, whether real, personal or mixed.

         After the Conversion, the Association will be regulated by the OFI, as its chartering authority, by the OTS as its primary federal regulator, and by the FDIC, which insures the Association's deposits. After the Conversion, the Holding Company will be regulated by the OTS. In addition, the Association will continue to be a member of the Federal Home Loan Bank System and all insured savings deposits will continue to be insured by the FDIC up to the maximum provided by law.

         The Plan of Conversion was amended by the Board of Directors of the Association on June 16, 1998.

 2.      DEFINITIONS.

         As used in this Plan, the terms set forth below have the following meaning:

         2.1 ACTUAL PURCHASE PRICE means the price per share at which the Conversion Stock is ultimately sold by the Holding Company to Participants in the Subscription Offering and Persons in the Community Offering and/or
Syndicated Community Offering in accordance with the terms hereof. The Actual
Purchase Price will be equal to or less than the Maximum Purchase Price.

         2.2 AFFILIATE means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

         2.3 ASSOCIATE, when used to indicate a relationship between Persons, means (i) a corporation or organization (other than the Association, a majority-owned subsidiary of the Association or the Holding Company) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any Tax-Qualified Employee
Stock Benefit Plan of the Holding Company or the Association in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same legal residence as such Person or who is a director or officer of the Association or the Holding Company or any of the subsidiaries of the Holding Company or the Association.

                                        3

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         2.4 ASSOCIATION means The Iberville Building and Loan Association in its mutual form or stock form, as the sense of the reference requires.

         2.5 BIF means the Bank Insurance Fund or any successor thereto.

         2.6 CODE means the Internal Revenue Code of 1986, as amended.

         2.7 COMMUNITY OFFERING means the offering for sale by the Holding
Company of any shares of Conversion Stock not subscribed for in the Subscription
Offering to such Persons within or without the State of Louisiana as may be selected by the Holding Company and the Association within their sole discretion and to whom a copy of the Prospectus is delivered by or behalf of the Holding
Company.

         2.8 CONTROL (including the terms "controlling," "controlled by," and
"under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         2.9 CONVERSION means (i) the adoption of a stock articles of incorporation to authorize the issuance of shares of capital stock and otherwise to conform to the requirements of a stock savings and loan association chartered under the laws of Louisiana and applicable regulations, (ii) the issuance of Conversion Stock by the Holding Company as provided herein and (iii) the purchase by the Holding Company of all of the capital stock of the Association to be issued by the Association in connection with its conversion from mutual to stock form.

         2.10 CONVERSION STOCK means the common stock of the Holding Company to be issued and sold pursuant to the Plan of the Conversion, which stock cannot and will not be insured by the FDIC or by either the SAIF or the BIF, each as administered by the FDIC.

         2.11 DEPOSIT ACCOUNT means savings and demand accounts, including passbook accounts, money market deposit accounts and negotiable order of withdrawal accounts, and certificates of deposit and other authorized accounts of the Association held by a Member.

         2.12 DIRECTOR, OFFICER AND EMPLOYEE means the terms as applied respectively to any person who is a director, officer or employee of the Association or any subsidiary thereof.

         2.13 ELIGIBLE ACCOUNT HOLDER means any Person holding a Qualifying
Deposit at the close of business on the Eligibility Record Date for purposes of determining Subscription Rights and establishing subaccount balances in the liquidation account to be established pursuant to Section 16 hereof.

         2.14 ELIGIBILITY RECORD DATE means the date for determining Qualifying
Deposits of Eligible Account Holders and is the close of business on December
31, 1996.

                                        4

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         2.15 ESTIMATED PRICE RANGE means the range of the estimated aggregate pro forma market value of the total number of shares of Conversion Stock to be issued in the Conversion, as determined by the Independent Appraiser in accordance with Section 4 hereof.

         2.16 FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

         2.17 HOLDING COMPANY means the corporation organized under the laws of the State of Louisiana to hold all of the capital stock of the Association.

         2.18 INDEPENDENT APPRAISER means the independent investment banking or financial consulting firm retained by the Association to prepare an appraisal of the estimated pro forma market value of Conversion Stock.

         2.19 MAXIMUM PURCHASE PRICE means the price per share to be paid initially by Participants for shares of Conversion Stock subscribed for in the Subscription Offering and by Persons for shares of Conversion Stock ordered in the Community Offering and/or Syndicated Community Offering.

         2.20 MEMBER means any Person qualifying as a member of the Association in accordance with its mutual articles of incorporation and bylaws and the laws of Louisiana.

         2.21 OFI means the Louisiana Office of Financial Institutions or any successor thereto.

         2.22 OFFICER means the chairman of the board of directors, president, vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

         2.23 ORDER FORM means the form or forms to be provided by the Holding
Company, containing all such terms and provisions as set forth in Section 12 hereof, to a Participant or other Person by which Conversion Stock may be ordered in the Subscription Offering, the Community Offering and/or the Syndicated Community Offering.

         2.24 OTHER MEMBER means a Voting Member who is not an Eligible Account
Holder or Supplemental Eligible Account Holder.

         2.25 OTS means the Office of Thrift Supervision or any successor thereto.

         2.26 PARTICIPANT means any Eligible Account Holder, Tax-Qualified
Employee Stock Benefit Plan, Supplemental Eligible Account Holder, Other Member or Director, Officer and Employee.

                                        5

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         2.27 PERSON means an individual, a corporation, a limited liability company, a partnership, a limited liability partnership, an association, a joint stock company, a trust, an unincorporated organization or a government or any political subdivision thereof or any other organization. All holders of a joint
Deposit Account shall be deemed to be a single Person for purposes of the subscription rights created by such joint account.

         2.28 PLAN AND PLAN OF CONVERSION mean this Plan of Conversion as adopted by the Board of Directors of the Association and any amendment hereto approved as provided herein.

         2.29 PROSPECTUS means the one or more documents to be used in offering
Conversion Stock in the Subscription Offering and, to the extent applicable, Community Offering and Syndicated Community Offering and for providing information to Participants and other Persons in connection with such offerings.

         2.30 QUALIFYING DEPOSIT means the aggregate balance of all Deposit
Accounts in the Association of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, if applicable, provided such aggregate balance is not less than $50.

         2.31 SAIF means the Savings Association Insurance Fund or any successor thereto.

         2.32 SEC means the Securities and Exchange Commission.

         2.33 SPECIAL MEETING means the Special Meeting of Members of the
Association to be called for the purpose of submitting this Plan to the Voting
Members for their approval, including any adjournments of such meeting.

         2.34 SUBSCRIPTION OFFERING means the offering of shares of Conversion
Stock through Subscription Rights to Participants pursuant to this Plan of the Conversion.

         2.35 SUBSCRIPTION RIGHTS means non-transferable rights to subscribe for Conversion Stock granted to Participants pursuant to the terms of this Plan.

         2.36 SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER, IF APPLICABLE, means any
Person, except Directors and Officers of the Association and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental
Eligibility Record Date.

         2.37 SUPPLEMENTAL ELIGIBILITY RECORD DATE means the date for determining Qualifying Deposits of Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Conversion filed prior to approval of such application by the OTS and OFI. If applicable, the Supplemental Eligibility Record Date shall be the last day of the

                                        6

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calendar quarter preceding the OTS' approval of the Application for Conversion submitted by the Association pursuant to this Plan of the Conversion.

         2.38 SYNDICATED COMMUNITY OFFERING means the offering for sale by a syndicate of broker-dealers to the general public of shares of Conversion Stock not purchased in the Subscription Offering and the Community Offering.

         2.39 TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and/or the Association and which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Code as from time to time in effect. A
"Non-Tax-Qualified Employee Stock Benefit Plan" is any defined benefit plan or defined contribution stock benefit plan which is not so qualified.

         2.40 VOTING MEMBER means a Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the Association in accordance with its mutual articles of incorporation and bylaws.

         2.41 VOTING RECORD DATE means the date for determining the eligibility of Members to vote at the Special Meeting.

3.       GENERAL PROCEDURE FOR THE CONVERSION.

         (a) An Application for Conversion, including the Plan, will be submitted, together with all requisite material, to the OTS and OFI for approval. The Association also will cause notice of the adoption of the Plan by the Board of Directors of the Association to be given by publication in a newspaper having general circulation in each community in which an office of the Association is located and will cause copies of the Plan to be made available at each office of the Association for inspection by Members. The Association will again cause to be published, in accordance with the requirements of applicable regulations of the OTS, a notice of the filing with the OTS of an application to convert from mutual to stock form and will post the notice of the filing of its Application for Conversion in each of its offices.

         (b) Promptly following approval of the Association's Application for Conversion by the OTS and OFI, this Plan will be submitted to the Members for their consideration and approval at the Special Meeting. The Association shall mail to all Members as of the Voting Record Date, at their last known address appearing on the records of the Association, a form of proxy together with, at the Association's option, a proxy statement in either long or summary form describing the Plan which will be submitted to a vote of the Voting Members at the Special Meeting. The Holding Company shall also mail to all Participants either a Prospectus and Order Form for the purchase of Conversion Stock or a letter informing them of their right to receive a Prospectus and Order Form and a postage prepaid card to request

                                        7

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such materials, in each case subject to the provisions of Section 14 hereof. In addition, all Participants will receive, or be given the opportunity to request by either returning a postage prepaid card which will be distributed with the proxy statement or letter or sending another written communication, a copy of the articles of incorporation and bylaws of the Holding Company. The Association may not use previously-executed general proxies from its Members to approve the Plan. If the Plan is approved by the affirmative vote of a majority of the total number of votes eligible to be cast by Voting Members at the Special Meeting, the Association shall take all other necessary organizational steps pursuant to applicable laws and regulations to amend its articles of incorporation and bylaws to authorize the issuance of its capital stock to the Holding Company at the time the Conversion of the Association to stock form is consummated.

         (c) As soon as practicable after the adoption of the Plan by the Board of Directors of the Association, the Association shall cause the Holding Company to be incorporated under Louisiana law and the Board of Directors of the Holding
Company shall adopt the Plan by at least a two-thirds vote. The Holding Company shall submit or cause to be submitted an Application H-(e)1 or H-(e)1-S to the OTS for approval of the acquisition of the Association and a Registration
Statement to the SEC to register Conversion Stock under the Securities Act of 1933, as amended, and shall further register Conversion Stock under any applicable state securities laws. Upon registration and after the receipt of all required regulatory approvals, the Conversion Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, Tax-Qualified
Employee Stock Benefit Plans, Supplemental Eligible Account Holders, if any, and to Other Members and to Directors, Officers and Employees. It is anticipated that any shares of Conversion Stock remaining unsold after the Subscription
Offering will be sold through a Community Offering and/or a Syndicated Community
Offering. The purchase price per share for Conversion Stock shall be a uniform price determined in accordance with Section 4 hereof. The Holding Company shall purchase all of the capital stock of the Association with an amount of the net proceeds received by the Holding Company from the sale of Conversion Stock as shall be determined by the Boards of Directors of the Holding Company and the Association and as shall be approved by the OTS and the OFI.

         (d) The Holding Company and the Association may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion, including in connection with the Subscription Offering, Community Offering and/or any Syndicated
Community Offering, the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms. All fees, expenses, retainers and similar items shall be reasonable.

4.       TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK.

         (a) The aggregate price at which all shares of Conversion Stock shall be sold shall be based on a pro forma valuation of the aggregate market value of Conversion Stock

                                        8

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prepared by the Independent Appraiser. The valuation shall be based on financial information relating to the Holding Company and the Association, economic and financial conditions, a comparison of the Holding Company and the Association with selected publicly-held financial institutions and holding companies and with comparable financial institutions and holding companies and such other factors as the Independent Appraiser may deem to be important. The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall generally be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall generally be no more than 15% below such average. The valuation shall be updated during the Conversion as market and financial conditions warrant and as may be required by the OTS and the OFI.

         (b) Based upon the independent valuation, the Boards of Directors of the Holding Company and the Association shall fix the Maximum Purchase Price and the number (or range) of shares of Conversion Stock to be offered in the Subscription Offering, Community Offering and/or Syndicated Community Offering.
The Actual Purchase Price and the total number of shares of Conversion Stock to be issued in the Subscription Offering, Community Offering and/or Syndicated
Community Offering shall be determined by the Boards of Directors of the Holding
Company and the Association upon conclusion of such offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Association in connection with such offerings.

         (c) Subject to the approval of the OTS and the OFI, the Estimated Price
Range may be increased or decreased to reflect market, financial and economic conditions prior to completion of the Conversion or to fill the order of the ESOP, and under such circumstances the Holding Company may increase or decrease the total number of shares of Conversion Stock to be issued in the Conversion to reflect any such change. Notwithstanding anything to the contrary contained in this Plan and subject to any required approval of the OTS and OFI, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of Conversion Stock issued in the Conversion are less than the minimum or more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus. In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

5.       SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS.

         (a) Each Eligible Account Holder shall receive, without payment,
Subscription Rights to purchase up to the greater of (i) $60,000 of Conversion
Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares of Conversion Stock in the Subscription
Offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock

                                        9


offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, in each case subject to Sections 11 and 14 hereof.

         (b) In the event of an oversubscription for shares of Conversion Stock pursuant to Section 5(a), shares shall first be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders in the proportion which the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders shall be subordinated to the priority rights of Tax-Qualified Employee Stock Benefit Plans of the Holding Company and the Association to purchase shares in excess of the Maximum Shares, as defined in Section 6 below. The Subscription Rights of Eligible Account Holders who are also Directors or Officers of the Association and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

 6.      SUBSCRIPTION RIGHTS OF THE TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS.

         Tax-Qualified Employee Stock Benefit Plans of the Holding Company and the Association shall receive, without payment, Subscription Rights to purchase in the aggregate up to 10% of the Conversion Stock, including any shares of Conversion Stock to be issued in the Conversion as a result of an increase in the Estimated Price Range after commencement of the Subscription Offering and prior to completion of the Conversion. The subscription rights granted to Tax-Qualified Employee Stock Benefit Plans shall be subject to the availability of shares of Conversion Stock after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, provided, however, that in the event that the total number of shares offered in the Conversion is increased to an amount greater than the number of shares representing the maximum of the Estimated Price Range as set forth in the Prospectus ("Maximum Shares"), the Tax-Qualified Employee Stock Benefit Plans shall have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 10% of the Conversion Stock. Shares of Conversion Stock purchased by any individual participant ("Plan Participant") in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as a Participant and/or purchases by such Plan Participant in the Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum

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amount of Conversion Stock that Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to the first sentence of this Section 6 if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount. Consistent with applicable laws and regulations and policies and practices of the OTS and OFI, Tax-Qualified Employee Stock Benefit Plans may use funds contributed by the Holding Company and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Association may, after completion of the Conversion, make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Association to fail to meet any applicable regulatory capital requirements.

7.       SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS

         (a) In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Conversion filed prior to OTS approval, then, and only in that event, a Supplemental Eligibility Record Date shall be set and each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $60,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, in each case subject to Sections 11 and 14 hereof and to the availability of shares of Common Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans through the exercise of Subscription Rights under Sections 5 and 6 hereof.

         (b) In the event of an oversubscription for shares of Conversion Stock pursuant to Section 7(a), available shares shall be allocated among subscribing Supplemental Eligible Accounts so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation (including the number of shares, if any, allocated in accordance with Section 5(a)) equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Supplemental Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Supplemental Eligible Account Holders whose orders are unfilled in the proportion which the Qualifying Deposit of each such subscribing Supplemental Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders, provided that no fractional shares shall be issued.

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8.       SUBSCRIPTION RIGHTS OF OTHER MEMBERS.

         (a) Each Other Member shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $60,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering) and (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, in each case subject to Sections 11 and 14 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, if any, through the exercise of Subscription Rights under Sections 5, 6 and 7 hereof.

         (b) If, pursuant to this Section 8, Other Members subscribe for a number of shares of Conversion Stock in excess of the total number of shares of Conversion Stock remaining, available shares shall be allocated so as to permit each such Other Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining shares shall be allocated among subscribing Other Members whose orders are unfilled on a pro rata basis in the same proportion as each such Other Member's subscription bears to the total subscriptions of all such subscribing Other Members, provided that no fractional shares shall be issued.

9.       SUBSCRIPTION RIGHTS OF DIRECTORS, OFFICERS AND EMPLOYEES.

         (a) To the extent that there are sufficient shares remaining after satisfaction of all subscriptions under the above categories, Directors, Officers and Employees of the Association shall receive, without payment, Subscription Rights to purchase in this category, in the aggregate, up to 20% of the shares of Conversion Stock offered in the Subscription Offering.

         (b) In the event of oversubscription pursuant to Section 9(a), Subscription Rights for the purchase of such shares shall be allocated among the individual Directors, Officers and Employees of the Association on a point system basis, whereby a point will be assigned for each year of employment and for each salary increment of $5,000 per annum and five points for each office held in the Association, including a directorship. If any such Director, Officer or Employee does not subscribe for his or her full allocation of shares, any shares not subscribed for may be purchased by other Directors, Officers and Employees in proportion to their respective subscriptions, provided that no fractional shares shall be issued.

10.      COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING AND OTHER OFFERINGS.

         (a) If less than the total number of shares of Conversion Stock are sold in the Subscription Offering, it is anticipated that all remaining shares of Conversion Stock shall, if practicable, be sold in a Community Offering and/or a Syndicated Community Offering. Subject to the requirements set forth herein, the manner in which the Conversion Stock is sold in the Community Offering and/or the Syndicated Community Offering shall achieve the widest possible distribution of such stock.

         (b) In the event of a Community Offering, all shares of Conversion Stock which are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Any available shares in excess of those not subscribed for in the Subscription Offering will be available for purchase by members of the general public to whom a Prospectus is delivered by the Holding Company or on its behalf with preference given to natural persons residing in parishes in Louisiana in which the Association has a branch office ("Preferred Subscribers"). A Prospectus and Order Form shall be furnished to such Persons as the Holding Company and the Association may select in connection with the Community Offering, and each order for Conversion Stock in the Community Offering shall be subject to the absolute right of the Holding Company and the Association to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. Available shares will be allocated first to each Preferred Subscriber whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such person, if possible. Thereafter, unallocated shares shall be allocated among Preferred Subscribers whose accepted orders remain unsatisfied in the same proportion that the unfilled order of each (up to 2% of the total offering) bears to the total unfilled orders of all Preferred Subscribers whose accepted orders remain unsatisfied, provided that no fractional shares shall be issued. Thereafter, any remaining shares shall be allocated among Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares basis per order until all orders have been filled. If there are any shares remaining after all accepted orders by Preferred Subscribers have been satisfied, such remaining shares shall be allocated to other members of the general public who purchase shares in the Community Offering, applying the same allocation described above for Preferred Subscribers.

         (c) The amount of Conversion Stock that any Person may purchase in the Community Offering shall not exceed the greater of (i) $60,000 or (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, provided, however, that this amount may be increased to up to 5% of the total offering of shares in the Subscription Offering, subject to any required regulatory approval but without the further approval of Members; provided, however, that orders for Conversion Stock in the Community Offering shall first be filled to a maximum of 2% of the total number of shares of Conversion Stock sold in the

Conversion and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. The Holding Company and the Association may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Holding Company and the Association with any required regulatory approval.

         (d) Subject to such terms, conditions and procedures as may be determined by the Holding Company and the Association, all shares of Conversion Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Conversion Stock in the Syndicated Community Offering shall be subject to the absolute right of the Holding Company and the Association to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The amount of Conversion Stock that any Person may purchase in the Syndicated Community Offering shall not exceed $60,000, provided, however, that this amount may be increased to up to 5% of the total offering of shares in the Subscription Offering, subject to any required regulatory approval but without the further approval of Members; provided further that orders for Conversion Stock in the Syndicated Community Offering shall first be filled to a maximum of 2% of the total number of shares of Conversion Stock sold in the Conversion and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. The Holding Company and the Association may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering and/or Community Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Holding Company and the Association with any required regulatory approval.

         (e) If for any reason a Syndicated Community Offering of shares of Conversion Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or in the event that any insignificant residue of shares of Conversion Stock is not sold in the Subscription Offering, Community Offering or Syndicated Community Offering, the Holding Company and the Association shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS and OFI.

11.      LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF CONVERSION STOCK.

         (a) The maximum number of shares of Conversion Stock which may be purchased in the Conversion by Tax-Qualified Employee Stock Benefit Plans shall not exceed 10% of the total number of shares of Conversion Stock sold in the Conversion, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Conversion; provided, however, that purchases of Conversion Stock which are made by a Plan Participant pursuant to the exercise of subscription rights granted to such Plan Participant in his individual capacity as a Participant or purchases by a Plan Participant in the Community Offering using the funds thereof held in Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of this Section 11(a).

         (b) Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate as set forth in Section 11(a) hereof, and certain Eligible Account Holders and Supplemental Eligible Account Holders, if any, as set forth in Sections 5(a)(iii) and 7(a)(iii) hereof, and in addition to the other restrictions and limitations set forth herein, the maximum amount of Conversion Stock which any Person together with any Associate or group of Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Conversion (including without limitation the Subscription Offering, Community Offering and/or Syndicated Community Offering) shall not exceed $100,000 of Conversion Stock. The Holding Company and the Association may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses and the fact that such persons have filed joint
Schedule 13Ds or 13Gs with the SEC with respect to other companies.

         (c) The number of shares of Conversion Stock which Directors and Officers and their Associates may purchase in the aggregate in the Conversion shall not exceed 35% of the total number of shares of Conversion Stock sold in the Conversion, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Conversion.

         (d) No Person may purchase fewer than 25 shares of Conversion Stock in the Conversion, to the extent such shares are available; provided, however, that if the Actual Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Actual Purchase Price for such minimum shares will not exceed $500.00.

         (e) For purposes of the foregoing limitations and the determination of Subscription Rights, (i) Directors, Officers and Employees shall not be deemed to be

Associates or a group acting in concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in Section 11(b) or Section 11(c) hereof, except as set forth below, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Association qualified under Section 401(k) of the Code, shall be aggregated and included in that individual's purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

         (f) Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members of the Association, the Holding Company and the Association may increase or decrease any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed 5% of the total offering of shares in the Subscription Offering whether prior to, during or after the Subscription Offering, Community Offering and/or Syndicated Community Offering. In the event that an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, the Holding Company and the Association shall permit any Person who subscribed for the maximum number of shares of Conversion Stock to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. In the event that any of the individual or aggregate purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

         (g) The Holding Company and the Association shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 11 and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Conversion Stock which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and the Holding Company and the Association and their respective Boards shall be free from any liability to any Person on account of any such action.

12.      TIMING OF SUBSCRIPTION OFFERING, MANNER OF EXERCISING SUBSCRIPTION
           RIGHTS AND ORDER FORMS.

         (a) The Subscription Offering may be commenced concurrently with or at any time after the mailing to Voting Members of the proxy statement to be used in connection with the Special Meeting. The Subscription Offering may be closed before the Special Meeting, provided that the offer and sale of Conversion Stock shall be conditioned upon the approval of the Plan by the Voting Members at the Special Meeting.

         (b) The exact timing of the commencement of the Subscription Offering shall be determined by the Holding Company and the Association in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by them in connection with the Conversion. The Holding Company and the Association may consider a number of factors, including, but not limited to, their current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular. The Holding Company and the Association shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

         (c) The Holding Company and the Association shall, promptly after the SEC has declared the Prospectus effective and all required regulatory approvals have been obtained, distribute or make available the Prospectus, together with Order Forms for the purchase of Conversion Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to Section 14 hereof. The Holding Company and the Association may elect to mail a Prospectus and Order Form only to those Participants who request such materials by returning a postage-paid card to the Holding Company and the Association by a date specified in the letter informing them of their Subscription Rights. Under such circumstances, the Subscription Offering shall not be closed prior to the expiration of 30 days after the mailing by the Holding Company and the Association of the postage-paid card to Participants.

         (d) A single Order Form for all Deposit Accounts maintained with the Association by an Eligible Account Holder and any Supplemental Eligible Account Holder may be furnished irrespective of the number of Deposit Accounts maintained with the Association on the Eligibility Record Date and Supplemental Eligibility Record Date, respectively.

         (e) The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Association. The Holding Company and the Association may extend such period by such amount of time as they determine is appropriate. Failure of any Participant to deliver a properly executed Order Form to the Association, along with payment (or authorization for payment by withdrawal) for the shares of Conversion Stock subscribed for, within the time limits prescribed, shall be deemed a waiver and release by such Person of any rights to subscribe for shares of Conversion Stock. Each Participant shall be required to confirm to the Holding Company and the Association by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

         (f) The Holding Company and the Association shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form that is: (i) improperly completed or executed; (ii) not timely received;
(iii) not accompanied by the proper payment (or authorization of withdrawal for payment) or, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to 48 hours before the completion of the Conversion; or (iv) submitted by a Person whose representations the Holding Company and the Association believe to be false or who they otherwise believe, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. The Holding Company and the Association may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as they may specify. The interpretation of the Holding Company and the Association of the terms and conditions of the Order Forms shall be final and conclusive.

13.      PAYMENT FOR CONVERSION STOCK.

         (a) Payment for shares of Conversion Stock subscribed for by Participants in the Subscription Offering and payment for shares of Conversion Stock ordered by Persons in the Community Offering shall be equal to the Maximum Purchase Price per share multiplied by the number of shares which are being subscribed for or ordered, respectively. Such payment may be made in cash, if delivered in person, or by check or money order at the time the Order Form is delivered to the Association. The Association may also elect to receive payment for shares of Conversion Stock by wire transfer. In addition, the Holding Company and the Association may elect to provide Participants and/or other Persons who have a Deposit Account with the Association the opportunity to pay for shares of Conversion Stock by authorizing the Association to withdraw from such Deposit Account an amount equal to the aggregate Maximum Purchase Price of such shares. If the Actual Purchase Price is less than the Maximum Purchase Price, the Association shall refund the difference to all Participants and other Persons, unless the Holding Company and the Association choose to provide Participants and other Persons the opportunity on the Order Form to elect to have such difference applied to the purchase of additional whole shares of Conversion Stock.

         (b) Consistent with applicable laws and regulations and policies and practices of the OTS and OFI, payment for shares of Conversion Stock subscribed for by Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed by the Holding Company and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.

         (c) If a Participant or other Person authorizes the Association to withdraw the amount of the Maximum Purchase Price from his or her Deposit Account, the Association shall have the right to make such withdrawal or to freeze funds equal to the aggregate Maximum Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Association may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will earn interest at the regular passbook rate. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Conversion Stock and is entirely within the discretion of the Holding Company and the Association.

         (d) The Association shall pay interest, at not less than the passbook rate, for all amounts paid in cash, by check or money order to purchase shares of Conversion Stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Conversion is completed or terminated.

         (e) The Association shall not knowingly loan funds or otherwise extend credit to any Participant or other Person to purchase Conversion Stock.

         (f) Each share of Conversion Stock shall be non-assessable upon payment in full of the Actual Purchase Price.

14.      ACCOUNT HOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES.

         The Holding Company and the Association shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, no Participant will be offered or receive any Conversion Stock under the Plan if such Participant resides in a foreign country or resides in a jurisdiction of the United States with respect to which all of the following apply: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Conversion Stock to such

Participants would require the Holding Company or the Association or their respective Directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify Conversion Stock for sale in such jurisdiction, or the Holding Company or the Association would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (c) such registration, qualification or filing, in the judgment of the Holding Company and the Association, would be impracticable or unduly burdensome for reasons of cost or otherwise.

15.      VOTING RIGHTS OF STOCKHOLDERS.

         Following consummation of the Conversion, voting rights with respect to the Association shall be held and exercised exclusively by the Holding Company as holder of all of the Association's outstanding voting capital stock, and voting rights with respect to the Holding Company shall be held and exercised exclusively by the holders of the Holding Company's voting capital stock.

16.      LIQUIDATION ACCOUNT.

         (a) At the time of the Conversion, the Association shall establish a liquidation account in an amount equal to the Association's net worth as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion. The function of the liquidation account will be to preserve the rights of certain holders of Deposit Accounts in the Association who maintain such accounts in the Association following the Conversion to a priority to distributions in the unlikely event of a liquidation of the Association subsequent to the Conversion.

         (b) The liquidation account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, who maintain their Deposit Accounts in the Association after the Conversion. Each such account holder will, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance, which interest will be referred to in this Section 16 as the "subaccount balance." All Deposit Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as provided in Section 16(d) hereof.

         (c) In the event of a complete liquidation of the Association subsequent to the Conversion (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current subaccount balances for Deposit Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Association. No merger, consolidation, sale of bulk assets or similar combination transaction with another SAIF-insured institution in which the Association is not the surviving entity shall be considered a complete liquidation for this purpose. In any such transaction, the liquidation account shall be assumed by the surviving entity.

         (d) The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be determined by multiplying the opening balance in the liquidation account by a fraction, of which the numerator is the amount of the Qualifying Deposits of such account holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and, if applicable, Supplemental Eligible Account Holders. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, if applicable, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date. Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as provided below.

         (e) If the aggregate deposit balance in the Deposit Account(s) of any Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any December 31 annual closing date, commencing December 31, 1998, is less than the lesser of (a) the aggregate deposit balance in such Deposit Account(s) at the close of business on any other annual closing date subsequent to such record dates or (b) the aggregate deposit balance in such Deposit Account(s) as of the Eligibility Record Date or the Supplemental Eligibility Record Date, if any, the subaccount balance for such Deposit Account(s) shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account(s). The subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder, if any, will be reduced to zero if the Account Holder ceases to maintain a Deposit Account at the Association that has the same social security number as appeared on his or her Deposit Account(s) at the Eligibility Record Date or, if applicable, the Supplemental Eligibility Record Date.

         (f) Subsequent to the Conversion, the Association may not pay cash dividends generally on deposit accounts and/or capital stock of the Association, or repurchase any of the capital stock of the Association, if such dividend or repurchase would reduce the Association's regulatory capital below the aggregate amount of the then current subaccount balances for Deposit Accounts then held; otherwise, the existence of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Association.

         (g) For purposes of this Section 16, a Deposit Account includes a predecessor or successor account which is held only by an account holder with the same social security number.

17.      TRANSFER OF DEPOSIT ACCOUNTS.

         Each Deposit Account in the Association at the time of the consummation of the Conversion shall become, without further action by the holder, a Deposit Account in the Association equivalent in withdrawable amount to the withdrawal value (as adjusted to give effect to any withdrawal made for the purchase of Conversion Stock), and subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Association immediately preceding consummation of the Conversion. Holders of Deposit Accounts in the Association shall not, as such holders, have any voting rights.

18.      REQUIREMENTS FOLLOWING CONVERSION FOR REGISTRATION,
           MARKET MAKING AND STOCK EXCHANGE LISTING.

         In connection with the Conversion, the Holding Company shall register its common stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter. The Holding Company also shall use its best efforts to
(i) encourage and assist a market maker to establish and maintain a market for its common stock; and (ii) list its common stock on a national or regional securities exchange or to have quotations for its common stock disseminated on the Nasdaq System.

19.      DIRECTORS AND OFFICERS OF THE ASSOCIATION.

         Each person serving as a Director or Officer of the Association at the time of the Conversion shall continue to serve as a Director or Officer of the Association for the balance of the term for which the person was elected prior to the Conversion, and until a successor is elected and qualified.

20.      REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING
           THE CONVERSION.

         For a period of three years following the Conversion, the Directors and Officers of the Holding Company and the Association and their Associates may not purchase, without the prior written approval of the OTS, the common stock of the Holding Company except from a broker-dealer registered with the Securities and Exchange Commission. This prohibition shall not apply, however, to (i) a negotiated transaction arrived at by direct negotiation between buyer and seller and involving more than 1% of the outstanding common stock of the Holding Company, and (ii) purchases of stock made by and held by any Tax-Qualified Employee Stock Benefit Plan (and purchases of stock made by and held by any Non-Tax Qualified Employee Stock Benefit Plan following the receipt of stockholder approval of such plan) that may be attributable to individual Officers or Directors.

         The foregoing restriction on purchases of common stock of the Holding Company shall be in addition to any restrictions that may be imposed by federal and state securities laws.

21.      RESTRICTIONS ON TRANSFER OF STOCK.

         All shares of Conversion Stock which are purchased by Persons other than Directors and Officers shall be transferable without restriction, except in connection with a transaction proscribed by Section 22 of this Plan. Shares of Conversion Stock purchased by Directors and Officers of the Holding Company and the Association on original issue from the Holding Company (by subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser or pursuant to any merger or similar transaction approved by the OTS. The shares of Conversion Stock issued by the Holding Company to Directors and Officers shall bear the following legend giving appropriate notice of such one-year restriction:

                  "The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate pursuant to Part 563b of the Rules and Regulations of the Office of Thrift Supervision. These shares may not be transferred during such one-year period without a legal opinion of counsel for the Company that said transfer is permissible under the provisions of applicable law and regulation. This restrictive legend shall be deemed null and void after one year from the date of this Certificate."

         In addition, the Holding Company shall give appropriate instructions to the transfer agent for its common stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.

         The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

22.      RESTRICTIONS ON ACQUISITION OF STOCK OF THE HOLDING COMPANY.

         Upon consummation of the Conversion, the articles of incorporation of the Holding Company shall prohibit any Person together with Associates or group of Persons acting in concert from offering to acquire or acquiring, directly or indirectly, beneficial ownership of more than 10% of any class of equity securities of the Holding Company, or of securities convertible into more than 10% of any such class, for five years following completion of the Conversion. The articles of incorporation of the Holding Company also shall provide that all equity securities beneficially owned by any Person in excess of 10% of any class of equity securities during such five-year period shall be considered "excess shares," and that excess shares shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matters submitted to the stockholders for a vote. The foregoing restrictions shall not apply to (i) any offer with a view toward public resale made exclusively to the Holding Company by underwriters or a selling group acting on its behalf, (ii) the purchase of shares by a Tax-Qualified Employee Stock Benefit Plan established for the benefit of the employees of the Holding Company and its subsidiaries which is exempt from approval requirements under the provisions of Section 574.3(c)(1)(vi) of the Regulations Applicable to all Savings Associations or any successor thereto, and
(iii) any offer or acquisition approved in advance by the affirmative vote of two-thirds of the entire Board of Directors of the Holding Company. Directors, Officers or Employees of the Holding Company or the Association or any subsidiary thereof shall not be deemed to be Associates or a group acting in concert with respect to their individual acquisitions of any class of equity securities of the Holding Company solely as a result of their capacities as such.

23.      ADOPTION OF CAPITAL STOCK ARTICLES OF INCORPORATION AND BYLAWS.

         As part of the Conversion, the Association shall take all appropriate steps to adopt a new stock articles of incorporation and bylaws to read in the form prescribed and authorized for a Louisiana-chartered savings and loan association in stock form.

24.      TAX RULINGS OR OPINIONS.

         Consummation of the Conversion is expressly conditioned upon prior receipt by the Association of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Louisiana tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Holding Company, the Association and its account holders receiving Subscription Rights before or after the Conversion, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

25.      STOCK COMPENSATION PLANS AND EMPLOYMENT AGREEMENTS.

         (a) The Holding Company and the Association are authorized to adopt Tax- Qualified Employee Stock Benefit Plans in connection with or subsequent to the Conversion, including without limitation an employee stock ownership plan. Subsequent to the Conversion, the Holding Company and the Association are authorized to adopt Non-Tax Qualified Employee Stock Benefit Plans, including without limitation, stock option plans and restricted stock plans, provided however that, with respect to any such plan implemented

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during the one-year period subsequent to the date of consummation of the
Conversion, any such plan: (i) shall be disclosed in the proxy solicitation materials for the Special Meeting of Members and in the Prospectus; (ii) in the case of stock option plans, shall have a total number of shares of common stock for which options may be granted of not more than 10% of the amount of shares issued in the Conversion; (iii) in the case of management or employee stock benefit plans, shall have a total number of shares of common stock of not more than 4% of the amount of shares issued in the Conversion; (iv) shall be submitted for approval by the holders of the common stock of the Holding Company no earlier than six months following consummation of the Conversion; and (v) shall comply with all other applicable requirements of the OTS.

         (b) The Holding Company and the Association are authorized to enter into employment agreements with their executive officers.

26.      DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK.

         (a) The Holding Company generally may not repurchase any shares of its capital stock during the first year following consummation of the Conversion, except as may be otherwise approved by the OTS. During the second and third years following consummation of the Conversion, the Holding Company may not repurchase any of its capital stock from any person, other than pursuant to (i) an offer to repurchase made by the Holding Company on a pro rata basis to all of its stockholders and which is approved by the OTS, (ii) the repurchase of qualifying shares of a director, if any, (iii) purchases in the open market by a Tax-Qualified or Non-Tax Qualified Employee Stock Benefit Plan in an amount reasonable and appropriate to fund the plan, or (iv) a repurchase program not involving more than 5% of its outstanding capital stock during a 12-month period, if the repurchases do not cause the Association to become undercapitalized and the Association provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director, except as may be otherwise approved by the OTS.

         (b) Notwithstanding anything to the contrary set forth herein, the Holding Company may repurchase its capital stock to the extent and subject to the requirements set forth in Section 563b.3(g)(3) of the Regulations Applicable to all Savings Associations, or any successor thereto, or as otherwise may be approved by the OTS.

         (c) The Association may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the regulatory capital of the Association to be reduced below the amount required for the liquidation account. Any dividend declared or paid on, or repurchase of, the Association's capital stock shall be made in compliance with Section 563.134 of the Regulations Applicable to all Savings Associations, or any successor thereto.

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27.      PAYMENT OF FEES TO BROKERS.

         The Holding Company and the Association may elect to offer to pay fees on a per share basis to securities brokers who assist Persons in determining to purchase shares in the Subscription Offering, Community Offering and/or Syndicated Community Offering.

28.      EFFECTIVE DATE.

         The effective date of the Conversion shall be the date of the closing of the sale of all shares of Conversion Stock. The closing of the sale of all shares of Conversion Stock sold in the Subscription Offering, Community Offering and/or Syndicated Community Offering shall occur simultaneously and shall be conditioned upon the prior receipt of all requisite regulatory and other approvals.

29.      AMENDMENT OR TERMINATION OF THE PLAN.

         If deemed necessary or desirable by the Boards of Directors of the Holding Company and the Association, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from Members to vote on the Plan and at any time thereafter with the concurrence of the OTS and OFI. Any amendment to this Plan made after approval by the Members with the concurrence of the OTS and OFI shall not necessitate further approval by the Members unless otherwise required by the OTS and OFI. This Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months from the date of the Special Meeting (subject to extension by the OTS). Prior to the Special Meeting, this Plan may be terminated by the Boards of Directors of the Holding Company and the Association without approval of the OTS and OFI; after the Special Meeting, the Boards of Directors may terminate this Plan only with the approval of the OTS and OFI.

30.      INTERPRETATION OF THE PLAN.

         All interpretations of this Plan and application of its provisions to particular circumstances by a majority of each of the Boards of Directors of the Holding Company and the Association shall be final, subject to the authority of the OTS and OFI.

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